UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2007 (October 16, 2007)

Mediware Information Systems, Inc.

(Exact name of registrant as specified in its charter)

New York	1-10768	11-2209324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S.Employer Identification No.)

11711 West 79th Street, Lenexa, KS	66214
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 16, 2007, Mediware Information Systems, Inc., a New York corporation (the “Company”), entered into an asset purchase agreement (the “Purchase Agreement”) with Integrated Marketing Solutions, LLC, a Maryland limited liability company (“Integrated Marketing Solutions”), T.J.C. Investments, Inc., a Maryland corporation (“TJC”), S.M.C., Inc., a Maryland corporation (“SMC”), Todd Collins (“Collins”) and Scott Ceccorulli (“Ceccorulli”), pursuant to which the Company will acquire substantially all of the business and assets and assume certain liabilities of Integrated Marketing Solutions, subject to certain closing conditions.

The purchase price for the assets of Integrated Marketing Solutions will consist of (i) an initial purchase price (the “Initial Purchase Price”) of $5,275,000 (subject to a working capital adjustment) payable in cash at the closing, and (ii) cash payments of up to $575,000 in the aggregate if certain revenue milestones are achieved by the purchased business in the 12 months following the closing.

The Company, on one hand, and Integrated Marketing Solutions, TJC, SMC, Collins and Ceccorulli (collectively, the “Seller Parties”), on the other hand, have made customary representations and warranties in the Purchase Agreement.  Among others, the Seller Parties make representations and warranties related to various intellectual property matters and title to assets.  Each of the parties also makes various covenants in the Purchase Agreement.  The covenants include, among others, certain covenants regarding maintenance prior to closing of the assets to be purchased, preservation of the accuracy of the representations and warranties made in the Purchase Agreement, obtaining necessary third party consents, and Integrated Marketing Solutions’ completion of a pre-closing merger with its wholly owned subsidiary, Fulfillment Services International, LLC.  The Company has also agreed to offer employment to certain of the employees of Integrated Marketing Solutions.  In addition, the Seller Parties have each agreed to restrictions on competing against the acquired business for two years following the closing date.

The obligations of the Company and Integrated Marketing Solutions to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver of certain conditions, including the receipt of necessary consents relating to the assignment of contracts.  The Purchase Agreement may be terminated by either party if the closing of the acquisition has not occurred on or before November 30, 2007, or in the event of a material uncured breach of any of the agreements, representations or warranties set forth in the Purchase Agreement.

In connection with its execution of the Purchase Agreement, the Company placed $200,000 in escrow, which amount will be payable to Integrated Marketing Solutions in the event of certain terminations of the Purchase Agreement by Integrated Marketing Solutions.

The representations and warranties made by the parties in the Purchase Agreement are made as of specific dates and are qualified and limited, including by information contained in the confidential disclosure schedules that were provided in connection with the execution of the Purchase Agreement.  Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the parties rather than establishing matters as facts.  The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders. Therefore, investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective affiliates.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 10.1
Asset Purchase Agreement, dated October 16, 2007, by and among Mediware Information Systems, Inc., Integrated Marketing Solutions, LLC, T.J.C. Investments, Inc., S.M.C., Inc., Todd Collins and Scott Ceccorulli

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC.

Date: October 22, 2007	By:	/s/Mark Williams
Mark Williams Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Asset Purchase Agreement, dated October 16, 2007, by and among Mediware Information Systems, Inc., Integrated Marketing Solutions, LLC, T.J.C. Investments, Inc., S.M.C., Inc., Todd Collins and Scott Ceccorulli